Exhibit 99.1

Howard Bancorp, Inc. Announces Second Quarter 2012 Results

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 31, 2012--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today reported its quarterly and year-to-date financial results for the period ending June 30, 2012. For the first six months of 2012, Howard Bancorp recorded net income of $794 thousand which represents an increase of 14% compared to net income of $694 thousand for the first half of 2011. Net interest income of $6.5 million for the first six months of 2012 increased by over $400 thousand or 7% compared to the same period in 2011. Noninterest income for the six month period in 2012 was modestly down to $333 thousand as compared to the $364 thousand recorded for 2011, as 2012 included a loss on the sale of real estate of $131 thousand, while there were no such losses in the first half of 2011. Total expenses for the six months ending June 30, 2012 were $5.2 million, which reflected an increase of only one percent over the $5.1 million during the same period in 2011.

Total assets ended June 30, 2012 at $356 million- an increase of $45 million or 15% over assets of $311 at the same point in 2011, and an increase of $33 million or 10% over total assets at December 31, 2011. Total loans ended the second quarter of 2012 at $291 million, representing growth of 13% and 5% over loan levels at June 30, 2011 and December 31, 2011, respectively. Total deposits grew by $40 million or 17%, with deposit of $282 million for June 30, 2012 versus deposits of $242 million at the same period in 2011. The $282 million in deposits also reflects growth of $19 million or 8% compared to total deposits of $263 million at year end 2011. The most desired type of deposits, those that are noninterest bearing, were $73 million at June 30 2012, which reflected growth of 40% and 17% compared to noninterest bearing deposits at June 30, 2011 and December 31, 2011, respectively.

This year over year growth in all balance sheet categories was achieved, while also strengthening capital levels and ratios. Total capital at June 30, 2012 was $37 million, which reflected an increase of $7.3 million or 24% over total capital of $30 million at the same point in 2011. Much of this increase was due to the $6 million in net proceeds, from a preferred share issue to the US Treasury in conjunction with the Small Business Lending Fund. Howard Bancorp was one of only four commercial banks in Maryland to be approved for this influx of Tier 1 capital to enable continued small business loan portfolio growth. From a regulatory perspective, the bank remains well capitalized with a tier one leverage ratio, tier one risk based ratio, and total risk based capital ratio 10.27%, 12.07%, and 13.11%, respectively, compared to June 30, 2011 ratios of 9.67%, 11.02% and 12.27%, respectively.

Asset quality measures also showed significant improvement, as the ratio of non-performing assets, which included non-performing loans and Other Real Estate Owned (OREO) to total assets decreased from 2.50% at June 30, 2011 to 1.84% at June 30, 2012.

For the three months ending June 30, 2012, Howard Bancorp recorded second quarter net income of $395 thousand which is an increase of $44 thousand or 13% over the second quarter of 2011. Comparing the second quarter of 2012 to the same period of 2011, quarterly net interest income rose $156 thousand or 5%, which was offset by an increase in the provision for credit losses of $131 thousand. Noninterest income for the quarter rose by $64 thousand or 35% and noninterest expenses were basically unchanged when comparing the second quarter of 2012 to the same quarter of 2011.

Chairman and CEO Mary Ann Scully stated: “Our financial results evidence a number of recurring positive trends: asset growth still driven by commercial loan growth; deposit growth led by noninterest bearing transaction balance growth; steady improvement in asset quality measures; and modest noninterest expense growth. We have focused our resources on selectively adding offices in key locations and on hiring, rewarding and retaining quality bankers serving our three key markets – Howard County, Anne Arundel County and Greater Baltimore. While the economic recovery remains fragile and the legislative and regulatory environment is increasingly challenging, our success in growing our balance sheet, our profits and our penetration of key targeted markets is a testament to the customers we serve, our employees and a supportive shareholder base.

"Our decision to become an SEC registrant and to list our stock on the NASDAQ exchange not only demonstrated a commitment to a high standard of transparency, disclosure and sophistication but it will also allow us to penetrate and solidify certain investor markets. Our recent success in raising $10.2 million of common equity in a very difficult capital markets environment reinforces our confidence and long term optimism and provides us with a capital cushion. This cushion allows us to leverage our strengths and successes with both organic growth in new markets and acquired growth as other participants in the market seek to align themselves with strong strategic partners. Our new team focused on Baltimore City and County clients and our newest branch in Annapolis demonstrates our conviction in the longer term possibilities.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS
Howard Bancorp, Inc.

	Six Months Ended		Three Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Results of Operations
Net interest income	$6,545	$6,126	$3,263	$3,108
Provision for loan losses	342	182	201	70
Noninterest income	333	364	247	182
Noninterest expense	5,184	5,145	2,638	2,643
Pretax Income	1,352	1,163	671	578
Income tax provision	558	469	276	227
Net income	794	694	395	351

Preferred dividends	(314)	(163)	(157)	(82)

Net income avail to Common Shares	$480	$531	$238	$269

Per share data and shares outstanding:
Net income per common share	$0.18	$0.20	$0.09	$0.10
Book value per common share (period end)	$9.29	$8.93	$9.29	$8.93
Average common shares outstanding	2,640,264	2,636,837	2,640,264	2,636,837
Shares outstanding at period end	2,640,264	2,636,837	2,640,264	2,636,837

Financial Condition data:
Total assets	$356,142	$310,702	$356,142	$310,702
Loans receivable	291,059	257,648	291,059	257,648
Allowance for loan losses	(3,076)	(3,868)	(3,076)	(3,868)
Other interest-earning assets	31,869	18,849	31,869	18,849
Total deposits	282,566	242,071	282,566	242,071
Borrowings	35,726	37,879	35,726	37,879
Total Stockholders’ equity	37,103	29,825	37,103	29,825
Common Equity	24,541	23,553	24,541	23,553

Earnings Ratios
Return on average assets	0.46%	0.46%	0.45%	0.47%
Return on average equity	4.30%	4.69%	4.22%	4.72%
Net interest margin	4.03%	4.38%	3.95%	4.42%

Asset quality ratios:
Nonperforming loans to gross loans	1.84%	1.41%	1.84%	1.41%
Allowance for loan losses to loans	1.06%	1.50%	1.06%	1.50%
Nonperforming assets to Total Assets	1.90%	2.60%	1.90%	2.60%

Capital ratios:
TCE Ratio	6.89%	7.58%	6.89%	7.58%
Total risk-based capital ratio	13.53%	12.55%	13.53%	12.55%
Tier I risk-based capital ratio	12.49%	11.29%	12.49%	11.29%
Leverage ratio	10.61%	9.87%	10.61%	9.87%

Additional information is available at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer